EXHIBIT (4)

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made as of this 14th day of April, 2023, by and between Eaton Vance Tax-Managed Buy-Write Strategy Fund (“Acquired Fund”), a Massachusetts business trust, and Eaton Vance Tax-Managed Buy-Write Opportunities Fund (“Acquiring Fund” and together with Acquired Fund, the “Funds”), a Massachusetts business trust.

WITNESSETH

WHEREAS, the Funds are registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as closed-end management investment companies;

WHEREAS, the Funds desire to provide for the reorganization of Acquired Fund consisting of (i) the transfer of all of the assets of Acquired Fund in exchange for shares of Acquiring Fund (“Acquiring Fund Shares”), (ii) the assumption by Acquiring Fund of all of the Assumed Liabilities (as defined below) of Acquired Fund and (iii) the distribution, after the Closing Date, of Acquiring Fund Shares to the shareholders of Acquired Fund, in complete liquidation of Acquired Fund, in the manner set forth herein (collectively, the “Reorganization”);

WHEREAS, it is intended that the reorganization described in this Agreement shall be a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.	Definitions

1.1.            The term “1933 Act” shall mean the Securities Act of 1933, as amended.

1.2.            The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

1.3.            The term “Acquiring Fund N-14” shall mean Acquiring Fund’s registration statement on Form N-14, including a Proxy Statement/Prospectus as may be amended, that describes the transactions contemplated by this Agreement and registers Acquiring Fund Shares to be issued in connection with this transaction.

1.4.            The term “Assumed Liabilities” shall mean all liabilities, expenses, obligations, duties, costs, charges and receivables of any kind or nature of the Acquired Fund, whether accrued or contingent, known or unknown, existing as of the Close of Trading on the NYSE on the Valuation Date. The Assumed Liabilities shall include, without limitation: (a) liabilities of the Acquired Fund to indemnify each current or former trustee of the Acquired Fund against all liabilities and expenses incurred by such trustee, and to advance related expenses, in each case in the manner and to the extent that such liabilities and expenses would have been indemnified under the Acquired Fund’s Declaration of Trust (as defined below); and (b) liabilities of the Acquired Fund to indemnify current and former shareholders of the Acquired Fund, to the extent such shareholders would have been indemnified under the Acquired Fund’s Declaration of Trust.

1.5.            The term “Business Day” shall mean any day that the NYSE is open.

1.6.            The term “By-Laws” shall mean (i) with respect to Acquiring Fund, the Amended and Restated By-Laws of Eaton Vance Tax-Managed Buy-Write Opportunities Fund, dated as of August 13, 2020, and (ii) with respect to Acquired Fund, the Amended and Restated By-Laws of Eaton Vance Tax-Managed Buy-Write Strategy Fund, dated as of August 13, 2020, each as subsequently amended, supplemented, amended and restated or otherwise revised from time to time.

1.7.            The term “Close of Trading on the NYSE” shall mean the close of regular trading on the New York Stock Exchange, which is usually 4:00 p.m. Eastern time.

1.8.            The term “Closing” shall mean the closing of the transactions contemplated by this Agreement.

1.9.            The term “Closing Date” shall mean April 14, 2023, provided all necessary approvals have been received, or such other date as may be agreed by the parties on which the Closing is to take place.

1.10.        The term “Commission” shall mean the U.S. Securities and Exchange Commission.

1.11.        The term “Custodian” shall mean State Street Bank and Trust Company.

1.12.        The term “Declaration of Trust” shall mean, (i) with respect to Acquiring Fund, the Agreement and Declaration of Trust of Eaton Vance Tax-Managed Buy-Write Opportunities Fund, dated as of March 30, 2005, and (ii) with respect to Acquired Fund, the Agreement and Declaration of Trust of Eaton Vance Tax-Managed Buy-Write Strategy Fund, dated as of January 14, 2010, each as subsequently amended, supplemented, amended and restated or otherwise revised from time to time.

1.13.        The term “Delivery Date” shall mean the date contemplated by Section 3.3 of this Agreement.

1.14.        The term “NYSE” shall mean the New York Stock Exchange.

1.15.        The term “Proxy Statement” shall mean the Proxy Statement/Prospectus furnished to Acquired Fund shareholders in connection with this transaction.

1.16.        The term “Securities List” shall mean the list of those securities and other assets owned by Acquired Fund on the Delivery Date.

1.17.        The term “Valuation Date” shall mean the day of the Closing Date.

2.	Transfer and Exchange of Assets

2.1.            Reorganization of Acquired Fund. At the Closing, subject to the requisite approval of Acquired Fund’s shareholders and the terms and conditions set forth herein and on the basis of the representations and warranties contained herein, Acquired Fund agrees to sell, assign, convey, transfer and deliver to Acquiring Fund all of Acquired Fund’s assets and Acquiring Fund agrees in consideration therefor: (i) to issue and deliver to Acquired Fund Acquiring Fund Shares (including fractional shares, if any) having an aggregate net asset value equal to the aggregate net asset value of the shares of Acquired Fund, computed in the manner and as of the time and date set forth in Section 2.2; and (ii) to assume all of the Assumed Liabilities of Acquired Fund.

2

2.2.            Computation of Net Asset Value. The net asset value per share of Acquiring Fund Shares and the net value of the assets of Acquired Fund subject to this Agreement shall, in each case, be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date. The net asset value of the Acquiring Fund Shares shall be determined pursuant to the regular procedures of the investment adviser on behalf of the Funds. In determining the value of the securities transferred by Acquired Fund to Acquiring Fund, the value of such assets shall be determined in accordance with the Acquiring Fund’s valuation policies and procedures.

3.	Closing, Valuation Date and Delivery

3.1.            Closing. The Closing shall occur immediately after the close of business on the Closing Date. All acts taking place at Closing shall be deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise agreed in writing by the parties. The Closing may be held in person, by facsimile, email or such other communication means as the parties may agree.

3.2.            Valuation Date. Pursuant to Section 2.2, the net value of the assets of Acquired Fund and the net asset value per share of Acquiring Fund shall be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date. The stock transfer books of Acquired Fund will be permanently closed, and sales of Acquired Fund shares shall be suspended, as of the close of business of Acquired Fund on the Valuation Date.

In the event that trading on the NYSE or on another exchange or market on which securities held by Acquired Fund are traded shall be disrupted on the Valuation Date so that, in the judgment of Acquired Fund, accurate appraisal of the net assets of Acquired Fund to be transferred hereunder is impracticable, the Valuation Date shall be postponed until the first Business Day after the day on which trading on such exchange or in such market shall, in the judgment of Acquired Fund and Acquiring Fund, have been resumed without disruption. In such event, the Closing Date shall also be postponed.

3.3.            Delivery of Assets. After the close of business on the Valuation Date, Acquired Fund shall issue instructions providing for the delivery of all of its assets to the Custodian to be held for the account of Acquiring Fund, effective as of the Closing. Acquiring Fund may inspect such securities at the offices of the Custodian prior to the Valuation Date.

4.	Acquired Fund Distributions and Termination

Upon consummation of the transactions described in Section 2.1, Acquired Fund will distribute to Acquired Fund’s shareholders of record Acquiring Fund Shares received by Acquired Fund pursuant to Section 2.1. In addition, as soon as is reasonably practicable after the Closing Date, Acquired Fund will completely liquidate. Such distribution and liquidation will be accomplished by the transfer of Acquiring Fund Shares then credited to the account of Acquired Fund on the books of Acquiring Fund to open accounts on the share records of Acquiring Fund in

3

the names of the shareholders of record of Acquired Fund’s shares, determined as of the close of business on the Valuation Date. The aggregate net asset value of Acquiring Fund Shares to be so credited to shareholders of Acquired Fund shall be equal to the aggregate net asset value of Acquired Fund shares owned by such shareholders on the Valuation Date. All issued and outstanding Acquired Fund shares shall thereupon be canceled on the books of Acquired Fund. Acquiring Fund shall have no obligation to inquire as to the correctness of any such instruction, but shall, in each case, assume that such instruction is valid, proper and correct.

5.	Acquired Fund Securities

On the Delivery Date, Acquired Fund shall deliver the Securities List and tax records. Such records shall be made available to Acquiring Fund prior to the Closing Date for inspection by the Treasurer (or his or her designee). Notwithstanding the foregoing, it is expressly understood that Acquired Fund may hereafter until the close of business on the Valuation Date sell any securities owned by it in the ordinary course of its business as a closed-end, management investment company.

6.	Liabilities and Expenses

Acquiring Fund shall acquire all Assumed Liabilities of Acquired Fund. Acquired Fund will discharge known liabilities, to the extent practicable, prior to the Closing Date. Acquired Fund shall bear the expenses of carrying out this Agreement, provided that any costs of portfolio rebalancing are to be borne by the Fund that directly incurs them.

7.	Representations and Warranties

Acquiring Fund and Acquired Fund each hereby represents, warrants and agrees as to itself as follows:

7.1.            Legal Existence. The Funds are each a business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts, with power to own all of its properties and assets and to carry on its business as presently conducted. Each Fund is authorized to issue an unlimited number of shares of beneficial interest.

7.2.            Registration under 1940 Act. Each Fund is duly registered as a closed-end management investment company under the 1940 Act and such registrations are in full force and effect.

7.3.            Financial Statements. The statement of assets and liabilities and the schedule of portfolio investments and the related statements of operations and changes in net assets of Acquired Fund and Acquiring Fund, each dated December 31, 2022, fairly present the financial condition of Acquired Fund and Acquiring Fund as of said dates in conformity with generally accepted accounting principles.

7.4.            No Contingent Liabilities. There are no known contingent liabilities of Acquired Fund or Acquiring Fund not disclosed and there are no legal, administrative or other proceedings pending, or to the knowledge of Acquired Fund threatened, against Acquired Fund or to the knowledge of Acquiring Fund threatened against Acquiring Fund which would materially affect its financial condition.

4

7.5.            Requisite Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein, have been authorized by the Board of Trustees of each Fund by vote taken at a meeting of such Board duly called and held on November 8, 2022. No approval of the shareholders of Acquiring Fund is required in connection with this Agreement or the transactions contemplated hereby. The Agreement has been executed and delivered by a duly authorized officer of Acquired Fund and Acquiring Fund and is a valid and legally binding obligation of each of Acquired Fund and Acquiring Fund enforceable in accordance with its terms.

7.6.            No Material Violations. Acquired Fund and Acquiring Fund are not, and the execution, delivery and performance of this Agreement will not result, in a material violation of any provision of the Declaration of Trust or By-Laws, as may be amended, of Acquired Fund or Acquiring Fund or of any agreement, indenture, instrument, contract, lease or other undertaking to which Acquired Fund or Acquiring Fund is a party or by which they are bound.

7.7.            Taxes and Related Filings. Except where failure to do so would not have a material adverse effect on Acquired Fund or Acquiring Fund, each of Acquired Fund and Acquiring Fund has filed or will file or obtain valid extensions of filing dates for all required federal, state and local tax returns and reports for all taxable years through and including its current taxable year and no such filings are currently being audited or contested by the Internal Revenue Service or state or local taxing authority and all federal, state and local income, franchise, property, sales, employment or other taxes or penalties payable pursuant to such returns have been paid or will be paid, so far as due. Each of Acquired Fund and Acquiring Fund has elected to be treated as a “regulated investment company” for federal tax purposes, has qualified as such for each taxable year of its operations and will qualify as such as of the Closing Date.

7.8.            Good and Marketable Title. On the Closing Date, Acquired Fund will have good and marketable title to its assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims and equities whatsoever, and full right, power and authority to sell, assign, transfer and deliver such assets and shall deliver such assets to Acquiring Fund. Upon delivery of such assets, Acquiring Fund will receive good and marketable title to such assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims and equities, except as to adverse claims under Article 8 of the Uniform Commercial Code of which Acquiring Fund has notice and necessary documentation at or prior to the time of delivery.

7.9.            Acquiring Fund Registration Statement Not Misleading. Acquiring Fund’s registration statement conforms on the date of the Agreement, and will conform on the date of the Proxy Statement and the Closing Date, in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

7.10.        Proxy Statement. The Proxy Statement delivered to Acquired Fund shareholders in connection with this transaction (both at the time of delivery to such shareholders in connection with the meeting of shareholders and at all times subsequent thereto and including the Closing Date) in all material respects, conforms to the applicable requirements of the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated thereon or necessary to make statements therein, in light of the circumstances under which they were made, not materially misleading.

5

7.11.        Books and Records. Each of Acquired Fund and Acquiring Fund has maintained all records required under Section 31 of the 1940 Act and rules thereunder. Acquired Fund will deliver to Acquiring Fund copies of all relevant tax books and records and will otherwise reasonably cooperate with Acquiring Fund in connection with (i) the preparation and filing of tax returns for Acquired Fund and/or Acquiring Fund for tax periods or portions thereof ending on or before, or that include, the Closing Date and (ii) the declaration and payment of any dividend or dividends, including pursuant to Section 855 of the Code, for purposes of making distributions of Acquired Fund’s or Acquiring Fund’s, as applicable, (x) investment company taxable income (if any), net tax-exempt income (if any), and net capital gains (if any) in respect of a taxable year of Acquired Fund or Acquiring Fund ending on or before, or that includes, the Closing Date of an amount or amounts sufficient for Acquired Fund or Acquiring Fund, as applicable, to qualify for treatment as a regulated investment company under Subchapter M of the Code and to otherwise avoid the incurrence of any fund level federal income taxes for any such taxable year and (y) ordinary income and capital gain net income in an amount or amounts sufficient to avoid the incurrence of any fund-level federal excise taxes under Section 4982 of the Code for any calendar year ending on or before, or that includes, the Closing Date, in each case without any additional consideration therefor.

8.	Conditions Precedent to Closing

The obligations of the parties hereto shall be conditioned on the following:

8.1.            Representations and Warranties. The representations and warranties of the parties made herein will be true and correct as of the date of this Agreement and on the Closing Date.

8.2.            Shareholder Approval. The Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the holders of Acquired Fund shares in accordance with the 1940 Act and the Declaration of Trust and By-Laws, each as amended.

8.3.            Tax-Free Reorganization. It is the intention of the parties that the Reorganization will qualify as a reorganization within the meaning of Section 368(a)(l) of the Code. Neither party to the Reorganization shall take any action or cause any action to be taken (including, without limitation the filing of any tax return) that is inconsistent with such treatment or is reasonably likely to result in the failure of the Reorganization to qualify as a reorganization within the meaning of Section 368(a)(l) of the Code.

8.4.            Favorable Tax Opinion of Ropes & Gray, LLP. The Acquired Fund shall have received a favorable opinion of Ropes & Gray LLP dated on the Closing Date (which opinion will be subject to certain qualifications) reasonably satisfactory to the Acquired Fund substantially to the effect that, on the basis of the existing provisions of the Code, Treasury regulations promulgated thereunder, current administrative rules, and court decisions, generally for federal income tax purposes, with respect to the Reorganization of the Acquired Fund with and into the Acquiring Fund:

8.4.1.	The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Acquired Fund and the Acquiring Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code.
6

8.4.2.	No gain or loss will be recognized by the Acquired Fund (i) upon the transfer of its assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities of the Acquired Fund and (ii) upon the distribution of the Acquiring Fund Shares by the Acquired Fund to its shareholders in liquidation, as contemplated in Section 2 hereof, except for (A) any gain or loss recognized on (1) “section 1256 contracts” as defined in Section 1256(b) of the Code or (2) stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (B) any other gain or loss that may be required to be recognized (1) as a result of the closing, if any, of the tax year of Acquired Fund, (2) upon the termination of a position, or (3) upon the transfer of an asset regardless of whether such a transfer would otherwise be a nontaxable transaction under the Code.
8.4.3.	No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund solely in exchange for the assumption of the Assumed Liabilities of the Acquired Fund and issuance of the Acquiring Fund Shares as contemplated in Section 2 hereof.
8.4.4.	Acquiring Fund’s tax basis in the assets of Acquired Fund transferred to the Acquiring Fund in the Reorganization will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the transfer, increased by any gain or decreased by any loss required to be recognized as described in Section 8.4.2 above.
8.4.5.	The holding period in the hands of Acquiring Fund of each Acquired Fund asset transferred to Acquiring Fund in the Reorganization, other than any asset with respect to which gain or loss is required to be recognized as described in Section 8.4.2 above, will include the period during which such asset were held or treated for federal income tax purposes as held by Acquired Fund.
8.4.6.	No gain or loss will be recognized by Acquired Fund shareholders upon the exchange of all of their Acquired Fund shares for the Acquiring Fund Shares (including fractional shares to which they may be entitled).
8.4.7.	The aggregate tax basis of the Acquiring Fund Shares an Acquired Fund shareholder receives (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of Acquired Fund shares exchanged therefor.
8.4.8.	An Acquired Fund shareholder’s holding period for the Acquiring Fund Shares (including fractional shares to which they may be entitled) received in the Reorganization will be determined by including the period during which such shareholder held or is treated for federal income tax purposes as having held the Acquired Fund Shares exchanged therefor, provided that the shareholder held Acquired Fund Shares as a capital asset on the date of the exchange.
7

8.4.9.	The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.
8.4.10.	The opinion will be based on certain factual certifications made by officers of the Acquired Fund and the Acquiring Fund and will also be based on customary assumptions. The opinion is not a guarantee that the tax consequences of the Reorganization will be as described above. There is no assurance that the Internal Revenue Service or a court would agree with the opinion.

8.5.            Pending or Threatened Proceedings. On the Closing Date, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

8.6.            Registration Statement. The Acquiring Fund N-14 shall have become effective under the 1933 Act; no stop orders suspending the effectiveness of such Acquiring Fund N-14 shall have been issued; and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act. The Proxy Statement has been delivered to each shareholder of record of Acquired Fund as of November 21, 2022 in accordance with the provisions of the 1934 Act and the rules thereunder.

8.7.            Declaration of Dividend. Acquired Fund shall have declared a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to Acquired Fund shareholders all of Acquiring Fund’s investment company taxable income (as defined in Section 852 of the Code) (computed without regard to any deduction for dividends paid) for the final taxable period of Acquired Fund, all of its net capital gain realized in the final taxable period of Acquired Fund (after reduction for any capital loss carryforward) and all of the excess of (i) its interest income excludable from gross income under Section 103(a) of the Code over (ii) its deductions disallowed under Sections 265 and 171(a)(2) of the Code for the final taxable period of Acquired Fund.

8.8.            State Securities Laws. The parties shall have received all permits and other authorizations necessary, if any, under state securities laws to consummate the transactions contemplated herein.

8.9.            Performance of Covenants. Each party shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by each such party prior to or at the Valuation Date and the Closing Date.

8.10.        Due Diligence. Acquiring Fund shall have had reasonable opportunity to have its officers and agents review the records of Acquired Fund.

8

8.11.        No Material Adverse Change. From the date of this Agreement, through the Closing Date, there shall not have been:

•	any change in the business, results of operations, assets or financial condition or the manner of conducting the business of Acquired Fund or Acquiring Fund (other than changes in the ordinary course of its business, including, without limitation, dividends and distributions in the ordinary course and changes in the net asset value per share) which has had a material adverse effect on such business, results of operations, assets or financial condition, except in all instances as set forth in the financial statements;
•	any loss (whether or not covered by insurance) suffered by Acquired Fund or Acquiring Fund materially and adversely affecting Acquired Fund or Acquiring Fund, other than depreciation of securities;
•	issued by Acquired Fund or Acquiring Fund to any person any option to purchase or other right to acquire shares of any class of Acquired Fund or Acquiring Fund Shares (other than in the ordinary course of Acquiring Fund’s or Acquiring Fund’s business as a closed-end management investment company);
•	any indebtedness incurred by Acquired Fund or Acquiring Fund for borrowed money or any commitment to borrow money entered into by Acquired Fund or Acquiring Fund except as permitted in Acquired Fund’s registration statement or Acquiring Fund’s registration statement and disclosed in financial statements required to be provided under this Agreement;
•	any amendment to the Declaration of Trust or By-Laws of Acquired Fund or Acquiring Fund that will adversely affect the ability of either Fund to comply with the terms of this Agreement; or
•	any grant or imposition of any lien, claim, charge or encumbrance upon any asset of Acquired Fund except as provided in Acquired Fund’s registration statement so long as it will not prevent Acquired Fund from complying with Section 7.8.

8.12.        Lawful Sale of Shares. On the Closing Date, Acquiring Fund Shares to be issued pursuant to Section 2.1 of this Agreement will be duly authorized, duly and validly issued and outstanding, and fully paid and non-assessable, and conform in all substantial respects to the description thereof contained in Acquiring Fund’s registration statement and Proxy Statement furnished to the Acquired Fund shareholders and the Acquiring Fund Shares to be issued pursuant to paragraph 2.1 of this Agreement will be duly registered under the 1933 Act by Acquiring Fund’s registration statement and will be offered and sold in compliance with all applicable state securities laws.

8.13.        Documentation and Other Actions. Acquired Fund and Acquiring Fund shall have executed such documents and shall have taken such other actions, if any, as reasonably requested to fully effectuate the transactions contemplated hereby.

9

8.14.        Listing. The Acquiring Fund Shares shall have been accepted for listing by the NYSE.

9.	Addresses

All notices required or permitted to be given under this Agreement shall be given in writing to Acquired Fund or Acquiring Fund, as applicable, Two International Place, Boston, MA 02110 (Attention: Chief Legal Officer), or at such other place as shall be specified in written notice given by either party to the other party to this Agreement and shall be validly given if mailed by first-class mail, postage prepaid.

10.	Termination

This Agreement may be terminated by either party upon the giving of written notice to the other, if any of the representations, warranties or conditions specified in Sections 7 or 8 hereof have not been performed or do not exist on or before October 14, 2023. In the event of termination of this Agreement pursuant to this provision, neither party (nor its officers, Trustees or shareholders) shall have any liability to the other.

11.	Miscellaneous

This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts. Acquired Fund and Acquiring Fund represent that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein. Each Fund represents that this Agreement constitutes the entire agreement between the parties as to the subject matter hereof. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be executed in any number of counterparts, each of which shall be deemed an original. Whenever used herein, the use of any gender shall include all genders. In the event that any provision of this Agreement is unenforceable at law or in equity, the remainder of the Agreement shall remain in full force and effect.

12.	Amendments

At any time prior to or after approval of this Agreement by Acquired Fund shareholders (i) the parties hereto may, by written agreement and without shareholder approval, amend any of the provisions of this Agreement, and (ii) either party may waive without such approval any default by the other party or the failure to satisfy any of the conditions to its obligations (such waiver to be in writing); provided, however, that following shareholder approval, no such amendment may have the effect of changing the provisions for determining the number of Acquiring Fund Shares to be received by Acquired Fund shareholders under this Agreement to the detriment of such shareholders without their further approval. The failure of a party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

10

13.	Massachusetts Business Trust

References in this Agreement to Acquired Fund or Acquiring Fund mean and refer to the Trustees from time to time serving under its Declarations of Trust on file with the Secretary of the Commonwealth of Massachusetts, as the same may be amended from time to time, pursuant to which they conduct their businesses. It is expressly agreed that the obligations of Acquired Fund or Acquiring Fund hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of either Fund personally, but bind only the trust property of the applicable Fund as provided in said Declaration of Trust. The execution and delivery of this Agreement has been authorized by the respective trustees and signed by an authorized officer of each Fund, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them but shall bind only the trust property of the applicable Fund as provided in such Declaration of Trust.

[Remainder of page intentionally left blank]

11

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their officers thereunto duly authorized, as of the day and year first above written.

ATTEST:	EATON VANCE Tax-Managed Buy-Write Opportunities Fund

By: /s/ Deidre E. Walsh

Deidre E. Walsh, Vice President

EATON VANCE Tax-Managed Buy-Write Strategy Fund

By: /s/ Nicholas S. Di Lorenzo

Nicholas S. Di Lorenzo, Secretary

12